BARRETT ASSOCIATES, INC.

                               THE BARRETT FUNDS

                              JOINT CODE OF ETHICS

                   (AMENDED AND RESTATED OCTOBER 26, 2000)

                                     INDEX
                                     -----
                                                            Page
                                                            ----
A.  PREAMBLE                                                  1
B.  DEFINITIONS                                               2
C.  PROHIBITED TRANSACTIONS                                   4
D.  COMPLIANCE PROCEDURES                                     6
E.  EXEMPTED TRANSACTIONS                                     8
F.  REPORTING OF VIOLATIONS                                   9
G.  ANNUAL REPORTING                                          9
H.  SANCTIONS                                                10
I.  RETENTION OF RECORDS                                     10

     Appendix A                                Insider Trading Policy
     Appendix B                                Aggregation & Allocation Policy
     Appendix C                                Pre-clearance Form
     Exhibit A                                 Initial Report
     Exhibit B                                 Annual Report

                            BARRETT ASSOCIATES, INC.
                                      AND
                               THE BARRETT FUNDS
                              JOINT CODE OF ETHICS
                              --------------------

A.   PREAMBLE
     --------

     High ethical standards are essential for the success of Barrett Associates, Inc. ("BAI") and the Barrett Funds (the "Trust") and to maintain the confidence of clients. Our long-term business interests are best served by adherence to the principle that clients' interests come first. Further, BAI and the Trust have a fiduciary duty to their clients which requires individuals associated with our firm to act solely for the benefit of our clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of BAI and the Trust's fiduciary obligations to their clients and BAI and the Trust's desire to maintain high ethical standards, BAI and the Trust have adopted this Code of Ethics containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflict in favor of the client.

     In addition, because of the nature of our business, employees may be exposed to information which constitutes "inside information" or material, non-public information. Federal securities laws prohibit the use of such information for financial benefit. Accordingly, BAI and the Trust have also adopted policies that prohibit the use of material non-public information. The BAI/Trust Insider Trading Policy is attached to this Code of Ethics as Appendix A.

     One of our goals is to still allow BAI personnel to engage in personal securities transactions, while protecting our clients and employees of BAI from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. In this regard, we set out below procedures governing personal transactions for members of the firm. As part of this process, BAI and the Trust will make every effort to keep confidential all personal information provided by employees.

     Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by BAI and the Trust.
If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for BAI and the Trust and may offer guidance on securities laws and acceptable practices, as the same may change from time to time.

     This Code of Ethics is being adopted by BAI and the Trust in compliance with the requirements of Rule 17j-1 (the "Rule") adopted by the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "Act") to effectuate the purposes and objectives of that Rule. The Rule makes it unlawful for certain persons, in connection with purchase or sale by such person of a security "held or to be acquired"1<F13> by the Trust:

1<F13> A security "held or to be acquired" is defined as (a) if within the most recent fifteen (15) days, it (i) is or has been held by the Trust, or
        (ii) is being or has been considered by the Trust or its investment adviser for purchase by the Trust, and (b) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

     1.   To employ a device, scheme or artifice to defraud the Trust;

     2. To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

     3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trust; or

     4.   To engage in a manipulative practice with respect to the Trust.

     The Rule also requires that the Trust, and its investment adviser shall each adopt a written Code of Ethics, which shall be approved by a majority of the Board of Trustees of the Trust (including a majority of Independent Trustees) and that contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and to use reasonable diligence and institute procedures reasonably necessary, to prevent violations of the Code of Ethics.

     Set forth below is the Code of Ethics adopted by the Board of Directors of BAI and by the Board of Trustees of the Trust, in compliance with the Rule. This Code of Ethics is based upon the principle that persons associated with BAI, the Trust and certain affiliated persons of BAI and the Trust, owe a fiduciary duty to, among others, the clients of BAI and the shareholders of the Trust to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of shareholders; (ii) taking inappropriate advantage of their position with clients and/or the Trust; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

B.   DEFINITIONS
     -----------

     1. "Access Person" means any trustee, director, officer, or any employee of BAI or the Trust (or of any company in a control relationship to BAI or the Trust) who, in connection with his regular functions or duties, normally makes, participates in, or obtains current information regarding the purchase or sale of a security by a client or the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person, or the families of such persons, in a control relationship to the Adviser or the Trust who regularly obtains current information concerning recommendations made to a client or the Trust with regard to the purchase or sale of a security by a client or the Trust. "Access Person" also includes:

          (a) An Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

          (b) Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

          (c)  Any persons to whom the Access Person

               o    provides primary financial support or

               o    whose financial affairs the Access Person controls.

          (d) Any trust or other arrangement which names the Access Person as a beneficiary or remainderman; and

          (e) Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner where the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

     A comprehensive list of all Access Persons will be maintained by our Compliance Officer.

     2. "Covered Account" means any account in which an Access Person has any beneficial ownership, with the following exceptions:

          (a)  Access Person as Trustee.  A covered account does not include any
               ------------------------
account for which an Access Person serves as trustee of a trust for the benefit of (1) a person to whom the Access Person does not provide primary financial support, or (2) an independent third party.

          (b)  Covered Accounts of Other Access Persons.  A Covered Account of
               ----------------------------------------
an Access Person that is managed by another Access Person excluding Covered Accounts of employees of BAI, is considered to be a Covered Account only if the Access Person has a beneficial ownership in the Covered Account. The account is considered to be a client account with respect to the Access Person managing the Covered Account.

          (c)  Client Accounts.  A client account includes any account managed
               ---------------
by a portfolio manager of BAI which is not a Covered Account.

     3. "Beneficial ownership" shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

     4. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     5. "Independent Trustee" means a non-employee Director of BAI or a non-employee Trustee of the Trust who is not an "interested person" of BAI or of the Trust within the meaning of Section 2(a)(19) of the Act.

     6. "Purchase or sale of a security" includes, among other activities, the writing of an option to purchase or sell a security.

     7. "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Notwithstanding the above, "Security" shall not include securities issued by the government of the United States or by federal agencies and which are direct obligations of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

     8. "Short Sale" means the sale of a security that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain at no added cost securities identical to those sold short.

C.   PROHIBITED TRANSACTIONS
     -----------------------

     Except with respect to paragraph (a), an Independent Trustee is not subject to the prohibitions set forth below unless in conducting his or her transactions the Independent Trustee knew or, in the course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase by the Trust or by its investment adviser.

     1. General. No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 set forth above.
It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Covered Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

     2. Blackout Periods. As part of the pre-clearance process (as described in Section 3), the Compliance Officer shall determine, by speaking with the Director of Research and/or the President, whether a personal securities transaction being considered in a Covered Account involves a security currently on or likely to be added to or deleted from the BAI Focus List.

          (a) If the personal securities transaction being considered involves a security that is likely to or may be added to or be deleted from the BAI Focus List within five (5) trading days, then the Access Person shall not be allowed to trade the security in a Covered Account.

          (b) If the personal securities transaction being considered involves a security that is definitely not going to be added to or be deleted from the BAI Focus List within five (5) trading days, then the Access Person shall be allowed to trade the security in a Covered Account.

          (c) When a security is first placed on the BAI Focus List, there is an initial three (3) trading day waiting period before any Access Person is allowed to trade in the security in a Covered Account. After that three trading day period has expired, the Access Person may trade the security in a Covered Account and must aggregate his or her personal trades in that security with the client trades in accordance with the BAI Aggregation and Allocation Policy (attached as Appendix B).

          (d) When the rating of a security on the BAI Focus List changes to "buy," "sell," or "lighten" (each of which indicates that BAI clients will likely trade in that security), there is an initial three (3) day waiting period before any Access Person is allowed to trade the security in a Covered Account. After the third day, such trades must be aggregated in accordance with the BAI Aggregation and Allocation Policy (attached as (Appendix B).

     3. Trading on the Same Day As a Client After Blackout Periods of 2(b) Above. An Access Person may execute a personal securities transaction after the blackout periods of Section 2(b) above have expired for his/her Covered Account on a day during which any client over which BAI has investment discretion (including the Trust) has a pending "buy" or "sell" order in that same security only if the Access Person aggregates his or her personal trade with the clients' trades in accordance with the BAI Aggregation and Allocation Policy (attached as Appendix B).

     4. Short-Term Trading Profits. An Access Person shall not profit in the purchase and sale, or sale and purchase, of the same or equivalent securities within thirty (30) calendar days unless such restrictions would cause undue hardship, as determined by the Compliance Officer, on the individual.

     5. Gifts. An Access Person shall not seek or accept anything of more than de minimis value, either directly or indirectly, from broker-dealers or other persons providing services to BAI or the Trust because of such person's association with BAI or the Trust.

     6. Short Sales. An Access Person shall not engage in any short sale of a security if, at the time of the transaction, any client account or the Trust managed by the Access Person has a long position in such security. Short sales against the box in securities held by a client are permitted except on a day when a client account managed by the Access Person trades in the same security.

     7. Initial Public Offerings. An Access Person shall not acquire any direct or indirect beneficial ownership in any securities in any initial public offering.

     8. Private Placements and Investment Opportunities of Limited Availability. An Access Person shall not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for BAI clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with BAI. The Access Person who owns a Private Placement or investment opportunity of limited availability must disclose to the President whenever he or she recommends the purchase or sale of the same investment to a client.

     9. Service on Boards. An Access Person shall not serve on any board of directors of any publicly traded company without prior written authorization from the President of BAI. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client or the Trust. This restriction does not apply to service on the board of any not-for-profit corporation or organization.

D.   COMPLIANCE PROCEDURES
     ---------------------

     1. Pre-clearance Requirement. With the exception of Independent Trustees, all Access Persons are required to receive prior written approval from the Compliance Officer before engaging in any non-exempted transaction in his or her Covered Account. The Compliance Officer or his/her designee (who may have no personal interest in the subject transaction) may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on a BAI client or the Trust. A request for pre-clearance must be made by completing the Pre-clearance Form in advance of the contemplated transaction. A Sample Pre-clearance Form is attached as Appendix C. Any approval given under this paragraph will remain in effect for 24 hours. The Compliance Officer will retain a record of approval.

     2. Disclosure of Personal Holdings and Business Activities Under Rule 17j-1. All Access Persons (with the exception of Independent Trustees) shall disclose to the Compliance Officer all personal securities holdings in an initial report upon commencement of employment, and thereafter as of the end of each calendar year. The initial report shall be made no later than ten (10) days after the person becomes an Access Person. The annual report shall be submitted within thirty (30) days after the end of each calendar year and provide information on personal securities holdings that is current as of a date no more than thirty (30) days before the date such Annual Report is submitted. The Access Person will also disclose the business activities in which the person has a significant role and the name of banks, brokerage or investment advisory firms where the Access Person maintains accounts. A sample Initial Report and Annual Report are attached as Exhibits A and B, respectively.

     3.   Duplicate Copies of Broker's Confirmations and Account Statements.

          (a) All Access Persons (excluding Independent Trustees) are required to direct their brokers or custodians or any persons managing the Access Person's account to supply the Trust's Compliance Officer with duplicate copies of broker's trade confirmations within five (5) days after the transaction.

          (b) All Access Persons (excluding Independent Trustees) must provide the Access Person's quarterly brokerage statements.

     An Access Person shall not be required to submit broker's trade confirmations or periodic statements for any transaction in a personal account over which the Access Person has no direct or indirect influence or control. Each Access Person has an affirmative obligation to notify the Compliance Officer promptly if the Access Person opens any new account with a broker or custodian or moves an existing account to a different broker or custodian.

     4.   Quarterly Reporting Requirements.
          --------------------------------

          (a) Quarterly reporting is generally not required, because all Access Persons (except for Independent Trustees) are required to provide duplicate confirmations and account statements. Independent Trustees, however, are required to report to the Compliance Officer the information described in subparagraph (d)(ii) of this section with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security if such trustee, at the time of that transaction knew, or, in the ordinary course of fulfilling his official duties as a trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase by the Trust or by its investment adviser.

          (b) Reports required to be made under this Paragraph (d) shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report shall contain the following information:

               o the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

               o the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               o  the price at which the transaction was effected;

               o the name of the broker, dealer or bank with or through whom the transaction was effected; and

               o  the date that the report is submitted.

          (c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     5.   Annual Certification of Compliance with Code of Ethics.  Every Access
          ------------------------------------------------------
Person, including the Independent Trustees, shall certify in the Annual Report (Attached as Exhibit C) that:

          (a) they have read and understand the Code of Ethics and recognize that they are subject thereto;

          (b)  they have complied with the requirements of the Code of Ethics;
     and

          (c) they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

     6. Conflict of Interest. Every Access Person shall notify the Compliance Officer of any personal conflict of interest relationship that may involve a client or the Trust, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any series of the Trust.

     7. Notification by Compliance Officer. The Compliance Officer shall notify each Access Person that he or she is subject to these reporting requirements, and shall deliver a copy of this Code of Ethics to each Access Person.

     8. Review of Transactions. The Compliance Officer of the Trust and Adviser shall review the initial, quarterly, and annual holdings reports, as well as the trade confirmations and transaction statements submitted to them by Access Persons as soon as practicable after the submission of such reports to the Compliance Officer to determine compliance with this Code of Ethics. Each Access Person's transactions in his/her Covered Account will be reviewed on a regular basis and compared to transactions entered into by BAI for clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Compliance Officer who must report to the President of BAI.

     9.   Authority to Exempt Transactions.  The Compliance Officer (or, if not
          --------------------------------
available, the President first, or a member of the Executive Committee second,) has the authority to exempt any Access Person or any personal securities transaction of a Access Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against the interests of any client. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

E.   EXEMPTED TRANSACTIONS
     ---------------------

     The following transactions are exempt from the pre-clearance requirements of Section D. Exemptions for transactions described in 1 through 6 below are also exempted from the filing requirement of a Pre-clearance Form. The quarterly reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from pre-clearance pursuant to this Section.

     1. Any transaction involving U.S. Government securities, municipal securities, shares of open-end investment companies, bank certificates of deposit and money market instruments;

     2. Purchases or sales of securities with respect to which an Access Person has (or by reason of such transaction would have) no beneficial ownership;

     3. Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a dividend reinvestment plan;

     4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     5. Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party);

     6.   Purchases or sales of shares of any series of the Trust;

     7. Transactions in securities which are not eligible for purchase or sale by any client of BAI or the Trust, and the value of which is not based upon, related to or determined by reference to any security which is eligible for purchase or sale by any client of BAI or the Trust. A Pre-clearance Form must still be filed; and

     8. Purchases of 500 shares or less of stock of companies with more than $1 billion market capitalization. Blackout periods must still be observed and a Pre-clearance Form must still be filed.

F.   REPORTING OF VIOLATIONS TO THE BOARDS OF BAI AND THE TRUST
    -----------------------------------------------------------

    1. The Compliance Officer shall promptly report to the Boards all apparent violations of this Code of Ethics and the reporting requirements thereunder.

    2. When the Compliance Officer finds that a transaction otherwise reportable to the Boards under Paragraph (1) of this Section could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he or she may, in their discretion, lodge a written memorandum of such finding and the reasons therefor with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Boards.

G.   ANNUAL REPORTING TO THE BOARDS OF BAI AND THE TRUST
    ---------------------------------------------------

    The Compliance Officer shall prepare an annual report relating to this Code of Ethics to the Boards. Such annual report shall:

     1. summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

     2. describe any issues arising under the Code of Ethics or procedures since the last report to the Board of Trustees including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations;

     3. identify any recommended changes in the existing restrictions or procedures based upon the Trust's and BAI's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

     4. certify that the Trust and BAI have adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

H.  SANCTIONS
    ---------

    The President of BAI, with advice of legal counsel, shall consider reports made to him and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as he deems appropriate or to the extent required by law. These sanctions may include, among other things, a letter of censure, disgorgement of profits, suspension or termination of employment with BAI, or criminal or civil penalties.

I.  RETENTION OF RECORDS
    --------------------

    This Code of Ethics, a list of all persons required to make reports hereunder from time to time or who are responsible for reviewing such reports, a copy of each report made by an Access Person hereunder, each memorandum made by the Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, and a copy of each annual report to the Boards of BAI and the Trust shall be maintained by the Trust as required under Rule 17j-1.

    The Compliance Officer shall keep in an easily accessible place for at least five years copies of all broker confirmations and periodic statements of Access Persons, copies of all pre-clearance forms, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

                                   APPENDIX A

                           INSIDER TRADING PROCEDURES

            THE INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT
                                OF 1988 (ITSFEA)


SECTION 1.  POLICY STATEMENT ON INSIDER TRADING

A.   POLICY STATEMENT ON INSIDER TRADING

     Barrett Associates, Inc. (BAI) and the Trustees of the Barrett Funds (the "Trust") forbid any officer, director or employee from trading, either personally or on behalf of others, including mutual fund and private accounts managed or advised by BAI, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." BAI's policy applies to every officer, director and employee and extends to activities within and outside their duties at BAI. Every officer, director and employee must read and retain this policy statement. Any questions regarding BAI's policy and procedures should be referred to the Compliance Officer.

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     1) trading by an insider, while in possession of material nonpublic information, or

     2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     3)   communicating material nonpublic information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer.

     1.   WHO IS AN INSIDER?
          -----------------

     The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, BAI may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

     2.   WHAT IS MATERIAL INFORMATION?
          ----------------------------

     Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information does not have to relate to a company's business. For example, in Carpenter v. U.S. 18 U.S. 316 (1987), the Supreme Court considered
            -----------------
as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing
        -------------------
to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.
-------

     3.   WHAT IS NONPUBLIC INFORMATION?
          -----------------------------

     Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services,
The Wall Street Journal or other publications of general circulation would be
-----------------------
considered public.

     4.   BASIS FOR LIABILITY.
          -------------------

     (i)  Fiduciary Duty Theory.
          ---------------------

     In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S. 445 U.S. 22 (1980).
                                      -----------------

     In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate
        ------------
theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

     However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggest a quid pro quo.

     (ii) Misappropriation Theory.
          -----------------------

     Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In
U.S. v. Carpenter, supra the Court found, in 1987, a columnist defrauded
------------------------
The Wall Street Journal when he stole information from the Journal and used it
-----------------------                                    -------
for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

     5.   PENALTIES FOR INSIDER TRADING
          -----------------------------

     Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

          - civil injunctions
          - treble damages
          - disgorgement of profits
          - jail sentences
          - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
          - fines for the employer or other controlling person of up to the greater of $100,000 or three times the amount of the profit gained or loss avoided.

     In addition, any violation of this policy statement can be expected to result in serious sanctions by BAI, including dismissal of the persons involved.

SECTION II.         PROCEDURES TO IMPLEMENT BAI'S INVESTMENT
                    ADVISER'S POLICY

A.   PROCEDURES TO IMPLEMENT BAI INVESTMENT ADVISER'S POLICY AGAINST INSIDER
     TRADING

     The following procedures have been established to aid the officers, directors and employees of BAI in avoiding insider trading, and to aid BAI in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of BAI or of the Trust must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Compliance Officer.

     1.   Identifying Inside Information

     Before trading for yourself and others, including investment companies or private accounts managed by BAI, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     (i) Is the information materialo Is this information that an investor would consider important in making his or her investment decisionso Is this information that would substantially effect the market price of the securities if generally disclosedo

     (ii) Is the information nonpublico To whom has this information been providedo Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulationo

     If after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

     (i)    Report the matter immediately to the Compliance Officer.

     (ii) Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by BAI.

     (iii) Do not communicate the information inside or outside BAI, other than to the Compliance Officer.

     (iv) After the Compliance Officer has reviewed the issue or consulted with counsel (as appropriate), you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

     2.   Personal Securities Trading

          A.   Reporting
               ---------

          All Access Persons of BAI are required by the BAI Code of Ethics to submit to the Compliance Officer:

          (i) duplicate copies of trade confirmations within 5 days after the Access Person's personal securities transactions and

          (ii) the Access Person's monthly or quarterly brokerage statements. In addition, all Access Persons are required by the BAI Code of Ethics to submit upon commencement of employment with BAI, a statement listing all of the

               (a) securities in which the Access Person has any beneficial ownership,

               (b) business activities in which the Access Person has a significant role and

               (c) the names of any brokerage firms where the Access Person maintains an account.

          B.   Preclearance.
               ------------

          In addition, the BAI Code of Ethics requires Access Persons to obtain the prior written approval of the Compliance Officer before engaging in any personal securities transaction.

          C.   Other Code of Ethics Provisions.
               -------------------------------

          The BAI Code of Ethics contains other restrictions on the personal securities trading of Access Persons. The BAI Code of Ethics is incorporated by reference into this policy. A personal securities transaction that would be permissible under the Code of Ethics is nevertheless still subject to this policy.

     3.   Restricting Access to Material Nonpublic Information

     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within BAI, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

     4.   Resolving Issues Concerning Insider Trading

     If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.


                                   APPENDIX B

                        BARRETT ASSOCIATES, INC. ("BAI")
                        THE BARRETT FUNDS (THE "TRUST")

                       AGGREGATION AND ALLOCATION POLICY

I.   INTRODUCTION.
     ------------

     This policy sets forth the procedures to be used to: (i) aggregate client and Trust orders for the same security; (ii) aggregate orders for Covered Accounts with client and Trust orders for the same security; (iii) properly allocate securities that have been aggregated; and (iv) deal with directed orders by client. Because each client's and the Trust's portfolio are individually managed and have many objectives and restrictions, it is not always possible for all managers to transact client and Trust orders in the same security that other managers are trading at the same time on a given day or even on the same day. BAI does recognize its obligation to ensure that all clients with similar objectives, restrictions and procedures and the Trust are treated as equitably as possible given the practical restraints that confront each manager. It is our intention, that to the best of our ability, that no client or the Trust is disadvantaged in any way.

II.  PLACEMENT OF ORDERS.
     -------------------

     All client and Trust orders shall be coordinated to the extent possible and executed, subject to the following exception:

     All orders for a Covered Account (as defined in the BAI/The Barrett Funds Code of Ethics) shall be aggregated with client and Trust orders for the same security. Orders for an Access Person's Covered Account executed after a client order in the same security but in the morning or afternoon on the same day will, if possible, be aggregated and allocated in accordance with Section III below. Directed brokerage trades for Access Persons need not be aggregated with client or Trust trades if no client or Trust trades were executed with the same broker at the directed brokerage firm on the trade date.

III. AGGREGATION AND ALLOCATION OF ORDERS.
     ------------------------------------

     Aggregation of orders shall be made only in accordance with this Section. The Allocation Statement (or order ticket) is used to set forth the accounts participating in the aggregation and the intended manner of allocation of the aggregated order among participating accounts.

     A.   Filling Orders.
          --------------

          Aggregation will be made twice per day: once for trades executed before 12:00 p.m. (noon) and once for trades aggregated after 12:00 p.m. Unless otherwise specified, all allocations of aggregated orders shall be made in accordance with the designations made by the portfolio managers. Each participating account shall receive the average price of the security executed. All participating accounts shall share any brokerage costs or other expenses of the order on a pro rata basis, based on order size, except as provided in Section III(E) below. Directed brokerage trades for Access Persons need not be aggregated if no client or Trust trades were executed with the same broker at the brokerage firm on the trade date.

     B.   Partial Fills.
          -------------

          If an aggregated order is not completely filled during the day on which the order is entered, the aggregated order shall be allocated among participating accounts on a pro rata basis, based on order size. No trade for an Access Person will participate in partial fills.

     C.   Non-Pro Rata Allocations.
          ------------------------

          A non-pro rata allocation of a partial fill may be made if it is determined that the pro rata allocation is not appropriate for an account. In such case the allocation statement shall be amended to set forth the revised method of allocation and the reason(s) for the revision. In addition, allocations based on filling to completion the orders of the smallest accounts is permissible.

     D.   Allocation of IPOs.
          ------------------

          An allocation of an initial public offering ("IPO") shall take into consideration a client's or the Trust's permitted policies, investment objective, suitability and value in context of a client's or the Trust's portfolio. This may result in some clients or the Trust being given no stock on a particular offering. Access Persons and Covered Accounts are prohibited by the Code of Ethics from participating in IPOs.

     E.   Allocation of Brokerage or Other Expenses.
          -----------------------------------------

          Brokerage or other expenses of the aggregated order shall be borne by the participating accounts and the Trust based on the size and expense attendant to individual client accounts and the Trust.

IV.  RECORDKEEPING.
     -------------

     A. For each order placed for the purchase or sale of a security for any account or the Trust, whether executed or unexecuted, the portfolio manager placing such order shall provide the following information contemporaneously with the initial order, which shall be recorded on the trade ticket or electronic order:

          1. The account(s)/Trust for which the order is being placed, including the number of shares, principal amount, or dollar amount being purchased or sold for each account;

          2.   Any market order or limit order and limit price;

          3.   The name of any broker-dealer directed to execute the order;

          4.   The name of the person who placed the order;

          5. Any other relevant terms or conditions of the order, including any priority, special de minimis requirements or other specific method of allocation among accounts; and

          6.   The date and time (time-stamped) of entry of the order.

V.   DIRECTED ORDERS.
     ---------------

     All directed orders shall be executed in accordance with the direction. Whenever possible, directed orders shall be aggregated.

     Orders for clients with designated brokers will be executed on a "first-in, first executed basis" in the order these are placed by our managers. This may result in these clients receiving different prices.

VI.  REVIEW OF PROCEDURES.
     --------------------

     The compliance officer will annually review these procedures to ensure that they are adequate to prevent any account or the Trust from being systematically disadvantaged as a result of the aggregation and allocation of orders.

                                   APPENDIX C

                         BARRETT ASSOCIATES, INC. (BAI)
                        THE BARRETT FUNDS (THE "TRUST")
                               PRECLEARANCE FORM

             FOR TRANSACTIONS IN COVERED ACCOUNTS OF ACCESS PERSONS

ACCESS PERSONS MUST COMPLETE THIS PRECLEARANCE FORM PRIOR TO ENGAGING IN ANY PERSONAL TRANSACTION (UNLESS EXCEPTED BY THE CODE OF ETHICS).

A. INVESTMENT INFORMATION
Investment Type:
  -------------------------- Issuer            ---------- Common           -------------------- Debt (indicate issue)
             --------------- Ticker            ---------- Pfd              -------------------- Derivative (indicate type)

B. TRANSACTION INFORMATION
Transaction Type:
  ------ Buy                       --------------- Estimated Trade Date   -------------------- Estimated Price
  ------ Sell                      --------------- Estimated Time   -------------------------- Broker/Dealer
  ------ Short Sale                --------------- Quantity  --------------------------------- Account Name(s)  (or attach list)

C. UNRESTRICTED SECURITIES

The investment is not the subject of a security restriction AND (please check all that apply):

  ----- is not currently held OR is not being purchased or sold by managed accounts or the Trust

  ----- is a private placement or an investment of limited availability

            AND IF A PURCHASE

I believe it is not an appropriate investment because (please check all that apply):
  ----- Investment is too risky
  ----- Managed Account/Trust is already exposed to industry
  ----- Investment by the Managed Account/Trust would cause it to exceed its policy on investment in the securities of a single issuer
  ----- Insufficient available information about the issuer or available information is not favorable
  ----- Investment is outside of the Managed Account's/Trust's permitted policies (e.g., short selling)
  ----- Other: ----------------------------

D. RESTRICTED SECURITIES
The investment is a restricted security AND (please check all that apply):
  ----- is not the subject of a waiting period restriction
  ----- will be aggregated with Managed Account or Trust orders if any, in accordance with the BAI Aggregation and Allocation Policy
                            ---
  ----- is a de minimus trade of 500 shares or less of a stock with a market capitalization of $1 billion or more
  ----- no client or Trust trades are being executed at the same brokerage firm
        on the trade date during the:   (circle)    AM         PM

Please add any additional factors relevant to a conflict of interest analysis on an attached page.
--------------------------------------------------------------------------------

REPRESENTATION AND SIGNATURE

By executing this form, I represent that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the date and time of the Compliance Officer's signature.

-----------------------------    --------------------        -------------------
Employee Name (please print)     Employee Signature          Date

DISPOSITION OF PRECLEARANCE REQUEST

Approved  --------    --------------------    -------------------    -----------
Denied  ----------    Compliance Officer      Date                   Time

                                   EXHIBIT A

                               THE BARRETT FUNDS
                            BARRETT ASSOCIATES, INC.
                                 CODE OF ETHICS

                                 INITIAL REPORT

To the Compliance Officer:

1. I hereby acknowledge receipt of the Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all of my personal securities transactions will be effected in compliance with the Code.

2. I also confirm that I have instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and at least quarterly brokerage account statements to the Compliance Officer at Barrett Associates (this requirement excludes Independent Trustees of The Barrett Funds).

3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Barrett Associates or The Barrett Funds, such as any economic relationship between my transactions and securities held or to be acquired by Barrett Associates or The Barrett Funds.

4. I hereby certify that I have never been found liable for, nor guilty of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

5. As of the date below I had a direct or indirect beneficial ownership*<F14> in the following securities (attach pages if necessary):


                                                          Type of Interest
     Name of Security          Number of Shares         (Direct or Indirect)
     ----------------          ----------------          -------------------


6. I hereby represent that I maintain account(s) as of the date this report is submitted in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below.

     Name and Address of Broker/Dealer
        or Bank Maintaining Account       Account Number    Date Established
        ---------------------------      ---------------    ----------------


Name:   ----------------------
Title:  ----------------------
Date:   ----------------------

*<F14> Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household.


                                   EXHIBIT B

                               THE BARRETT FUNDS
                            BARRETT ASSOCIATES, INC.

                                 CODE OF ETHICS

                                 ANNUAL REPORT

To the Compliance Officer:

1. I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an "Access Person."

2. I hereby certify that, during the year ended December 31, ----, I have complied with the requirements of the Code of Ethics and I have reported all securities transactions required to be reported pursuant to the Code of Ethics.

3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve The Barrett Funds, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series.

4. As of December 31, ----, I had a direct or indirect beneficial ownership*<F15> in the following securities:

                                                          Type of Interest
         Name of Security        Number of Shares       (Direct or Indirect)
         ----------------        ----------------       -------------------


5. I hereby represent that I maintain the account(s) listed below in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below.

     Name and Address of Broker/Dealer
        or Bank Maintaining Account        Account Number     Date Established
        ---------------------------        --------------     ----------------


Name:   ------------------------
Title:  ------------------------
Date:   ------------------------

*<F15> Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household.